Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Covis Group S.à r.l.,

Covis Mergerco Inc.,

AMAG Pharmaceuticals, Inc.

and, solely with respect to certain sections,

Covis Finco S.à r.l.

Dated as of October 1, 2020

i

ii

Annex I      Offer Conditions

Exhibit A    Form of Certificate of Incorporation of Surviving Company

Exhibit B    Form of Bylaws of Surviving Company

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into on October 1, 2020, by and among: Covis Group S.à r.l., a Luxembourg company (“Parent”); Covis Mergerco Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”); AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and, solely with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.6, 6.14 and 6.15, Covis Finco S.à r.l., a Luxembourg company and the direct parent of Parent (“Debt Financing Borrower”) .

RECITALS

A.       The Company’s outstanding capital stock consists of shares of common stock, par value $0.01 per share (“Company Common Stock”).

B.       Upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for $13.75 per share of Company Common Stock, net to the seller in cash, without interest (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”).

C.       As soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

D.       The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E.       The Board of Directors of the Company (the “Company Board”) has (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) agreed that this Agreement will be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.       The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

G.       The Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

H.       Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Apollo Overseas Partners (892 AIV) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Lux) IX, L.P., Apollo Overseas Partners IX, L.P., and AP IX (Euro AIV), L.P. (collectively, the “Guarantors”) are entering into the Limited Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.1.          Definitions.

(a)               As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill or similar provision). Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company, on or after January 1, 2020, shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acceptance Time” means the first time at which Merger Sub irrevocably accepts for payment any Company Common Stock tendered pursuant to the Offer in accordance with Section 2.1(b).

“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Affiliates) that could reasonably be expected to lead to an Acquisition Proposal.

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“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of twenty percent (20%) or more of the Company Common Stock by any Third Party, (ii) any merger, consolidation, business combination, reorganization, sale of assets, recapitalization, liquidation, dissolution or other similar transaction that would result in any Third Party acquiring assets (including intellectual property rights or the capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the assets of the Acquired Companies, taken as a whole, (iii) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock (or instruments convertible into or exchangeable for twenty percent (20%) or more of such outstanding shares), (iv) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in any Third Party (or stockholders of such Third Party) holding twenty percent (20%) or more of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Equity Commitment Letter and Debt Commitment Letter.

“Company Associate” means any current employee (including officers) and any other individual who is a director, in each case, of any of the Acquired Companies.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other stock bonus, stock purchase, stock option, stock-based, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, savings, retirement, health and welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, termination, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, Contract or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan” (as defined in Section 3(37) of ERISA), under which (i) any current or former employee, officer, director, contractor or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability.

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“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof.

“Company Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended and in effect as of the date hereof.

“Company Compensatory Award” means each Company Option, Company RSU and Company PRSU.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated as of the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plans” means the AMAG Pharmaceuticals, Inc. 2019 Equity Incentive Plan, the AMAG Pharmaceuticals, Inc. Fourth Amended and Restated 2007 Equity Incentive Plan, the Lumara Health Inc. Amended and Restated 2013 Incentive Compensation Plan, and any other stock option, stock incentive, stock award, or equity compensation plans sponsored or maintained by any of the Acquired Companies (in each case, including all amendments thereto), other than the Company ESPP.

“Company ESPP” means the AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan, including all amendments thereto.

“Company In-the-Money Options” means outstanding options (whether vested or unvested) to purchase Company Common Stock from the Company, whether granted pursuant to the Company Equity Incentive Plans or otherwise, with respect to which the applicable exercise price per share of Company Common Stock is less than the Merger Consideration.

“Company Inbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Intellectual Property of another Person (other than an Affiliate of the Company) that is material to the business of the Acquired Companies taken as a whole, is licensed to any Acquired Company, in each case, other than (i) agreements between any Acquired Company and its employees or consultants, (ii) agreements for any third-party commercially available services or non-customized commercially available software, (iii) non-disclosure agreements entered into in the ordinary course of business, and (iv) agreements with contract manufacturing or research organizations, or other agreements for materials used in connection with the manufacture of Company Products, entered into in the ordinary course of business.

“Company Intellectual Property” means all Intellectual Property owned solely or jointly by the Acquired Companies and used by the Acquired Companies in the operation of the business of the Acquired Companies as presently conducted.

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“Company Material Adverse Effect” means, with respect to the Company, any Effect that (1) would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies taken as a whole, or (2) would reasonably be expected to prevent or materially delay the Company from consummating the Offer and the Merger; provided that in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i)       changes in the Company’s stock price or trading volume (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(ii)      any failure by the Company to meet, or changes to, public estimates or forecasts of revenues, earnings or other financial metrics, or any failure by the Company to meet any internal projections, forecasts or budgets of revenues, earnings or other financial metrics (provided that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(iii)     general business, economic or political conditions, including a government shutdown, in the United States or any other country or region in the world, or changes therein;

(iv)     conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(v)      changes in general conditions in an industry in which the Acquired Companies operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world;

(vi)     acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world;

(vii)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing;

(viii)   any pandemic (including precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to the COVID-19 pandemic), epidemic, plague, or other outbreak of illness or public health event;

(ix)     the execution or announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities or other Third Parties related thereto or any litigation, or the identity of Parent or any of its Affiliates as the acquiror of the Company, or any facts or circumstances concerning Parent or any of its Affiliates;

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(x)       (A) any action taken, or failure to take any action, in each case to which Parent has in writing approved, consented to or requested, (B) any action taken in compliance with the terms of, or the taking of any action required by, this Agreement or (C) the failure to take any action prohibited by this Agreement;

(xi)      changes or proposed changes in Law, regulation or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing);

(xii)     changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing);

(xiii)    the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;

(xiv)    any (A) demand or Legal Proceeding existing as of the date hereof or arising out of any action or inaction described in clause (x) above or (B) Transaction Litigation, including for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; and

(xv)     any regulatory, preclinical, clinical, competitive, pricing, manufacturing, reimbursement or supply chain outcomes, events, changes, effects, occurrences, circumstances or developments relating to or affecting any Company Product or activity (including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining, making, or maintaining any regulatory application or filing relating to any Company Product, (B) any negative regulatory actions, requests, recommendations, determinations or decisions of any Governmental Entity relating to any Company Product or the manufacture or commercialization thereof, or any other regulatory or preclinical or clinical development relating to any Company Product, (C) any outcomes of preclinical or clinical studies, trials, tests, results, adverse events, side effects or safety observations, or announcements of any of the foregoing, with respect to any Company Product, (D) any delay, hold or termination of any preclinical or clinical study, trial or test or any delay, hold or termination of any planned application for investigational new drug application or application for marketing approval with respect to any Company Product whether such delay, hold, or termination is imposed by Government Entities or an outside institutional review board or ethics committee, (E) any preclinical or clinical studies, trials, tests, results, adverse events, side effects or safety observations, or announcements of any of the foregoing, with respect to any product or product candidate competitive with or related to any Company Product, (F) FDA approval (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product or product candidate competitive with or related to any Company Product, including any generic versions of any Company Product, (G) any production or supply chain disruption affecting the manufacture of any Company Product or (H) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of any of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any Company Product or any products or product candidates of any competitors of the Company); provided that, in each of the foregoing clauses (iii), (iv), (v), (viii), (xi) and (xii), such Effects referred to therein may be taken into account to the extent that the Company is materially disproportionally affected relative to other similarly-situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

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“Company Options” means the Company In-the-Money Options and the Company Out-of-the-Money Options.

“Company Out-of-the-Money Options” means outstanding options (whether vested or unvested) to purchase Company Common Stock from the Company, whether granted pursuant to the Company Equity Incentive Plans or otherwise, with respect to which the applicable exercise price per share of Company Common Stock is greater than or equal to the Merger Consideration.

“Company Outbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Intellectual Property that is material to the business of the Acquired Companies taken as a whole and are owned by any of the Acquired Companies is licensed to another Person (other than an Affiliate of the Company), in each case, other than (i) any non-exclusive outbound license agreements entered into in the ordinary course of business consistent with past practice and (ii) agreements with contract manufacturing or research organizations, or other agreements for materials used in connection with the manufacture of Company Products, entered into in the ordinary course of business.

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Acquired Companies.

“Company PRSUs” means the outstanding restricted stock units of the Company that are subject to performance-based vesting as of immediately prior to the Expiration Date and issued pursuant to the Company Equity Incentive Plans.

“Company Related Party” means the Company and its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives.

“Company Representatives” means the directors, officers, financial and legal advisors, accountants, agents and other representatives of the Company or any of its Subsidiaries.

“Company RSUs” means the outstanding restricted stock units of the Company that are not subject to performance-based vesting as of immediately prior to the Expiration Date, whether issued pursuant to the Company Equity Incentive Plans or otherwise.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Parent, dated as of May 29, 2020.

“Contract” means any written agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license or sublicense, or other legally binding commitment.

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“Convertible Notes” means those certain $320 million aggregate principal amount of 3.25% senior unsecured convertible notes due 2022 issued by the Company pursuant to the Indenture.

“Covis Parties” means Parent, Merger Sub and (solely with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.6, 6.14 and 6.15) the Debt Financing Borrower.

“Debt Commitment Letter” means the commitment letter, dated October 1, 2020, issued by the Debt Financing Sources to and for the benefit of the Debt Financing Borrower, as it may be amended, restated, supplemented or otherwise modified or replaced to the extent permitted by the terms of this Agreement.

“Debt Failure” means that the Debt Financing is not able to be funded in accordance with the terms of the Debt Commitment Letter primarily as a result of the non-performance of the Debt Financing Sources (other than as a result of a material breach by any of the Covis Parties of any of their representations, warranties or covenants set forth in Section 5.6 or Section 6.14).

“Debt Financing” means the incremental term loan financing contemplated by the Debt Commitment Letter (excluding, for the avoidance of doubt, the incremental revolving loan financing and the delayed draw term loan financing contemplated by the Debt Commitment Letter).

“Debt Financing Sources” means the financial institutions and other lenders party to the Debt Commitment Letter (excluding any Parent Related Party).

“Debt Financing Sources Related Party” means the Debt Financing Sources, together with their respective Affiliates, and the respective future, current and former directors, officers, employees, partners, members, managers, agents, advisors, attorneys, controlling persons, and the other representatives, successors and assigns of each of the foregoing (excluding any Parent Related Party).

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that any Acquired Company is in violation of, or has liability under, any Environmental Law.

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“Environmental Law” means all applicable Laws concerning pollution or protection of the environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits required to be obtained by the Company in connection with its business as presently conducted under applicable Environmental Law.

“Equity Commitment Letter” means the commitment letter, dated October 1, 2020 issued by Apollo Overseas Partners (892 AIV) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Lux) IX, L.P., Apollo Overseas Partners IX, L.P., and AP IX (Euro AIV), L.P. (collectively, the “Equity Financing Sources”) to and for the benefit of Parent and Merger Sub.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.

“Equity Financing Sources” has the meaning set forth in the definition of “Equity Commitment Letter.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Sources” means the Equity Financing Sources and the Debt Financing Sources.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, domestic, territorial, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants or contaminants regulated under Environmental Law, including petroleum or petroleum distillates, medical waste, asbestos and polychlorinated biphenyls.

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“Healthcare Laws” means all healthcare Laws applicable to the business of the Company and its Subsidiaries as currently conducted, including the Federal Health Care Program Anti-Kickback Statute; the False Claims Act; the Program Fraud Civil Remedies Act; the Anti-Kickback Act of 1986; the Civil Monetary Penalties Law; the Health Insurance Portability and Accountability Act of 1996; any applicable healthcare Laws relating to billing or claims for reimbursement submitted to any Governmental Health Program; the Deficit Reduction Act of 2005; and the Patient Protection and Affordable Care Act of 2010, in each case as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indenture” means that certain base indenture for senior debt securities, as supplemented by the first supplemental indenture thereto, each dated as of May 10, 2017, by and between the Company and Wilmington Trust, National Association, as trustee.

“Intellectual Property” means (i) patents and patent applications (collectively, “Patents”); (ii) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); and (iv) rights under applicable trade secret Laws as are applicable to know-how, inventions (including as disclosed in invention disclosures and discoveries) and confidential information (collectively, “Trade Secret Rights”).

“IRS” means the Internal Revenue Service.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge (after reasonable inquiry) of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

“Law” means any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property currently held by the Acquired Companies.

“Legal Proceeding” means any lawsuit, court action or other court proceeding or any arbitration proceeding.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (b) delivered by or on behalf of the Company to Parent or Parent’s representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s representatives prior to the execution of this Agreement in the virtual “data room” hosted by Datasite and maintained by the Company in connection with the Offer and the Merger.

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“Most Recent Balance Sheet” means the balance sheet of the Company as of June 30, 2020 and the footnotes thereto set forth in the Company SEC Documents.

“NASDAQ” means The NASDAQ Global Select Market, or any successor thereto.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, bylaws and similar organizational documents, as amended and in effect on the date hereof, (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (c) for any other form of Entity, the organizational documents of such Entity.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Related Party” means Parent, Merger Sub, the Debt Financing Borrower, the Guarantors and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Most Recent Balance Sheet, (ii) any Encumbrances for taxes, assessments and other governmental levies, fees or charges that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not yet due and payable, or that are being contested in good faith, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business presently conducted thereon, (v) restrictions of record identified in any title reports obtained by or made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business presently conducted thereon, (vi) liens imposed by Law, (vii) non-exclusive rights or licenses granted in the ordinary course of business, (viii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, and (ix) other Encumbrances that do not materially and adversely affect the use or operation of the asset subject thereto.

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“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Information” means data and information concerning an identifiable natural person.

“Privacy Laws” mean Laws relating to privacy and/or data security of Personal Information.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Sanctioned Person” means at any time any Person: (i) listed on or otherwise the subject of any Sanctions-related list of designated or blocked Persons; (ii) a Governmental Entity of, ordinarily resident in, or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (iii) owned directly or indirectly, fifty percent or more (in the aggregate) or controlled by any of the foregoing.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” with respect to the Debt Financing Borrower and its Subsidiaries on a consolidated basis shall mean: (a) the fair value of the assets of the Debt Financing Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Debt Financing Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Debt Financing Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Debt Financing Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Debt Financing Borrower and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged, as such businesses are now engaged or proposed to be conducted following such date; and (d) the Debt Financing Borrower and its Subsidiaries on a consolidated basis will be able to pay their liabilities, including contingent and other liabilities, as they become absolute and mature.

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“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to 20% included in the definition of Acquisition Proposal being deemed to be replaced with references to 50%) that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, any legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 2.3(d)), would result in a transaction more favorable to the holders of Company Common Stock than the transactions provided for in this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local, foreign or other tax, levy, duty, fee or other similar governmental assessment, including any income, profits, gross receipts, capital stock, capital gains, branch, personal property, real property, production, sales, use, goods and services, escheat, capital, license, franchise, employment, payroll, premium, withholding, unemployment, compensation, utility, social security, disability, severance, occupation, import, custom, alternative or added minimum, value added, ad valorem, transfer, stamp, registration or excise tax, or any other tax in the nature of the foregoing, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” means any return, report or similar written statement filed or required to be filed with a taxing authority with respect to any Tax (including any amendments thereto or attached schedules), including any information report or return, claim for refund, election, claim, disclosure, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement, the Commitment Letters, the Limited Guarantee and all other agreements, instruments and documents to be executed by Parent, Merger Sub and/or the Company in connection with the transactions contemplated by this Agreement (but not, for the avoidance of doubt, the Confidentiality Agreement).

13

“Transaction Litigation” means any claim, demand or Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any state Mini-WARN Law.

“Willful and Material Breach” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would cause, result in or constitute a breach.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 2.3(c)
Alternative Financing	Section 6.14(b)
Alternative Financing Commitment Letter	Section 6.14(b)
Appraisal Shares	Section 3.8(c)
Assumed Employee Arrangements	Section 6.7(d)
Book Entry Share	Section 3.5(a)(i)
Capitalization Date	Section 4.3(a)
Change in Circumstances	Section 2.3(d)(ii)
Change in Circumstances Notice	Section 2.3(d)(ii)
Change in Recommendation	Section 2.3(c)
Closing	Section 3.3
Closing Date	Section 3.3
Company	Preamble
Company 401(k) Plans	Section 6.7(e)
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)
Company Common Stock	Recitals
Company Preferred Stock	Section 4.3(a)
Company Registered IP	Section 4.6(a)
Company SEC Documents	Section 4.4(a)
Company Stock Certificate	Section 3.5(a)(i)
Company’s Notice	Section 8.1(j)
Compensation Committee	Section 6.8
Continuing Employee	Section 6.7(a)
Current Premium	Section 6.9(a)

14

Term	Section
Debt Financing Action	Section 9.14(a)
Debt Financing Borrower	Recitals
Debt Offer	Section 6.12(a)
Debt Offer Documents	Section 6.12(a)
Delaware Courts	Section 9.5
DGCL	Recitals
Effective Time	Section 3.3
End Date	Section 8.1(b)
Excluded Shares	Section 3.5(a)(i)
Expiration Date	Section 2.1(d)
Failure Notice Period	Section 8.1(j)
FDA Application Integrity Policy	Section 4.15(b)
Guarantors	Recitals
Indemnified Party	Section 6.9(b)
Indemnified Party Proceeding	Section 6.9(b)
Initial Expiration Date	Section 2.1(d)
Limited Guarantee	Section 5.13
Material Contract	Section 4.8(b)
Merger	Recitals
Merger Consideration	Section 3.5(a)(i)
Merger Sub	Preamble
Minimum Condition	Annex I
Offer	Recitals
Offer Closing	Section 3.3
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(a)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Parent	Preamble
Parent Termination Fee	Section 8.3(c)
Parent Welfare Plan	Section 6.7(c)
Paying Agent	Section 3.6(a)
Privacy Policies	Section 4.18
Required Amount	Section 5.6
Schedule 14D-9	Section 2.3(a)
Schedule TO	Section 2.2(a)
Stockholder List Date	Section 2.3(e)
Superior Proposal Notice	Section 2.3(d)(i)
Surviving Corporation	Recitals
Termination Fee	Section 8.3(b)

15

Article 2

THE OFFER

Section 2.1.          Tender Offer.

(a)               Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as reasonably practicable, but in any event on or prior to the tenth (10th) Business Day following the date hereof, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the outstanding Company Common Stock at a price per share equal to the Offer Price. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.” The Offer shall be subject only to the conditions set forth on Annex I (the “Offer Conditions”).

(b)               Subject to the provisions of this Section 2.1, as promptly as practicable on the later of (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived, Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably accept for payment all Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Merger Sub to irrevocably accept for payment Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after (and in any event, no more than two (2) Business Days after) the irrevocable acceptance for payment of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

(c)               Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall (without the prior written consent of the Company):

(i)                 amend, modify or waive the Minimum Condition;

(ii)              decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(iii)            reduce the Offer Price (except to the extent required pursuant to Section 2.1(g));

(iv)             increase the Offer Price, except in response to a Change in Recommendation, a Change in Circumstances Notice or a Superior Proposal Notice;

(v)               extend or otherwise change the expiration date of the Offer (except as otherwise provided in this Section 2.1);

(vi)             change the form of consideration payable in the Offer;

(vii)          impose any condition to the Offer in addition to the Offer Conditions;

(viii)        amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock; or

(ix)             take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d)               Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days (for this purpose determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such date and time, the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, as it may be extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(e)               Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if on the then scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition to the extent permitted hereunder); provided, however, that Merger Sub shall not be required to extend the Offer and the then scheduled Expiration Date to a date later than the End Date; and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff.

(f)                If on any then scheduled Expiration Date (i) all of the Offer Conditions have been satisfied (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but which conditions would be capable of being satisfied as of such scheduled Expiration Date) and (ii) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Closing and the Closing, other than as a result of a breach or failure to perform by any of the Covis Parties of any of their representations, warranties or covenants set forth in Section 5.6 or Section 6.14, then (1) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for two (2) successive periods of up to five (5) Business Days per extension (each such period to end at midnight (New York City time) on the last Business Day of such period) and (2) thereafter Merger Sub shall have the right in its sole discretion to extend the Offer for additional successive periods of up to five (5) Business Days per extension (each such period to end at midnight (New York City time) on the last Business Day of such period), the length of each such period to be determined by Parent in its sole discretion; provided that (x) in no event shall the Offer be extended to a date later than the End Date and (y) if Merger Sub so extends the Offer pursuant to this clause all Offer Conditions set forth in clauses 2(c)(i) and 2(f) of Annex 1 will be deemed to have been irrevocably satisfied or waived from and at all times after the initial extension of the Offer by Merger Sub pursuant to this clause.

(g)               If, between the date hereof and the Acceptance Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be adjusted to the extent appropriate; provided that nothing in this Section 2.1(g) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h)               Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is terminated pursuant to the terms hereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

Section 2.2.          Actions of Parent and Merger Sub.

(a)               As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference an offer to purchase and form of the related letter of transmittal and (ii) cause the Schedule TO, the offer to purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Sub agree that they shall cause the Schedule TO, together with all documents included therein pursuant to which the Offer will be made (collectively and with any supplements or amendments thereto, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required or reasonably requested in connection with any action contemplated by this Section 2.2(a). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Merger Sub agree to (i) provide the Company and its counsel with a copy of any written comments (and a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (ii) to give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff, (iii) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses and (iv) to the extent reasonably practicable, provide the Company and its counsel a reasonable opportunity to participate in any material discussions with the SEC or its staff concerning such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(b)               For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub.

(c)               Without limiting the generality of Section 9.10, Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, which funds shall be deposited with the Paying Agent promptly (and in any event no later than the second (2nd) Business Day) following the Acceptance Time and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(d)               This Agreement and the transactions contemplated hereby shall be effected under Section 251(h) of the DGCL and Parent and Merger Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

Section 2.3.          Actions of the Company.

(a)               On or as promptly as practicable after the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock to the extent required by applicable federal securities laws, and subject to the final sentence of Section 2.3(b)) disseminate to holders of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(d), shall contain the recommendation of the Company Board that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer (the “Company Board Recommendation”), shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL and also shall contain a notice of appraisal rights in compliance with Section 262(d) of the DGCL. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Common Stock and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and its counsel with a copy or a description of any written comments (and a summary of any oral comments) received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall (i) respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, (ii) give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff and (iii) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b)               To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock.

(c)               Neither the Company Board nor any committee thereof shall, except as permitted by Section 2.3(d) or Section 6.2: (i) withdraw, modify, amend or qualify, in a manner adverse to Parent and Merger Sub, the Company Board Recommendation; (ii) approve, recommend or declare advisable any Acquisition Proposal; (iii) publicly propose or announce any intention to take any of the foregoing actions (any action described in clause (i), (ii) or clause (iii) being referred to as a “Change in Recommendation”); or (iv) cause the Company to enter into any contract (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i)                 make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if: (A) such Acquisition Proposal did not result from a material breach of Section 6.2(a); (B) the Company Board (or a committee thereof) determines in good faith (1) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal would constitute a Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a summary of the material terms and conditions of such Alternative Acquisition Agreement; (D) during the three (3) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall have negotiated in good faith and have made its representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause (D) above, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that (1) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal constitutes a Superior Proposal, and (2) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 8.1(f); provided, however, that, in the event of any material amendment to the terms of any Superior Proposal, the Company shall deliver an additional Superior Proposal Notice and comply again with clauses (C) through (E) of this Section 2.3(d)(i); or

(ii)              make a Change in Recommendation not related to an Acquisition Proposal if: (A) any material change in circumstances arises affecting the Company that does not relate to any Acquisition Proposal and was not known or reasonably foreseeable by the Company Board prior to the date hereof (or if known or reasonably foreseeable, the material consequences of which were not known) (any such change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”); (B) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; (C) such Change in Recommendation is not effected prior to the fourth (4th) Business Day after Parent receives written notice (the “Change in Circumstances Notice”) from the Company confirming that the Company Board intends to effect such Change in Recommendation and specifying in reasonable detail the reasons therefor; (D) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction; and (E) at the end of such four (4) Business Day period, the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that after compliance with clauses (C) through (E) of this Section 2.3(d)(ii) with respect to any Change in Circumstances, the Company shall have no further obligations under clauses (C) through (E) of this Section 2.3(d)(ii).

(e)               In connection with the Offer, the Company shall instruct its transfer agent to furnish to Merger Sub a list, as of a recent date, of the record holders of Company Common Stock and their addresses, as well as mailing labels containing such names and addresses (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). The Company will furnish Merger Sub with such additional information (including any security position listings in the Company’s possession) and assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the holders of Company Common Stock. All information furnished in accordance with this Section 2.3(e) shall be held in confidence by Parent and Merger Sub (and their agents) in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub (and their agents) only in connection with the communication of the Offer to the holders of Company Common Stock. If this Agreement is terminated, Parent and Merger Sub shall deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy, at the Company’s election) all copies and any extracts or summaries from such information furnished in accordance with this Section 2.3(e) then in their possession or control.

Article 3
THE MERGER; EFFECTIVE TIME

Section 3.1.          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 3.2.          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3.          Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 at 9:00 a.m. local time as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer (the “Offer Closing”), subject to the satisfaction or, to the extent permitted by applicable Law, the waiver of the conditions set forth in Article 7 by the parties entitled thereto, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). The parties shall use reasonable efforts to align the timing of the Offer Closing with the Closing Date. The parties intend that the Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents, and, if requested by a party, the prior physical exchange of certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, as soon as practicable on the Closing Date, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided in the DGCL.

Section 3.4.          Certificate of Incorporation and Bylaws; Directors. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a)               the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as of the Effective Time to read as set forth on Exhibit A hereto, and, as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL (subject to Section 6.9(b));

(b)               the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto, and, as so amended and restated shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL (subject to Section 6.9(b)); and

(c)               (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 3.5.          Conversion of Company Common Stock.

(a)               Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock:

(i)                 Each share of Company Common Stock (other than shares of Company Common Stock (a) held in the treasury of the Company, (b) that at the commencement of the Offer were owned by Parent or Merger Sub, or (c) irrevocably accepted for payment in the Offer (collectively, the “Excluded Shares”)) shall be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares (other than Excluded Shares) and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 3.6.

(ii)              Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)            At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)               Without duplication of the effects of Section 2.1(g), if, between the date hereof and the Effective Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the consideration into which each share of Company Common Stock is converted in the Merger shall be adjusted to the extent appropriate; provided that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.6.          Payment for Company Common Stock.

(a)               Prior to the Effective Time, (i) Parent shall engage American Stock Transfer & Trust Company, or such other bank or trust company reasonably acceptable to the Company, to act as paying agent with respect to the Merger (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments of the aggregate Merger Consideration payable pursuant to Section 3.5 to holders of Company Common Stock outstanding immediately prior to the Effective Time.

(b)               Within two (2) Business Days after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.6(d)), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(d), the transferee of the Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 3.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c)               On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d)               If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, and if requested by the Parent, the provision of any surety bond or indemnity with respect to such lost, stolen or destroyed Company Stock Certificate, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e)               In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Company Stock Certificate (if applicable) previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f)                At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with this Section 3.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 3.6.

(g)               The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock.

(h)               The Surviving Corporation, Parent and Merger Sub, and their respective Affiliates, shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of shares of Company Common Stock, such amounts in respect of Taxes as it is required by applicable Law to deduct and withhold. To the extent that any such amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

Section 3.7.          Company Compensatory Awards.

(a)               Company Options. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company In-the-Money Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Option, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash from Parent or the Surviving Corporation equal to the excess of the Merger Consideration over the per share exercise price of such Company Option.

(b)               Company RSU Awards. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company RSU, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash from Parent or the Surviving Corporation equal to the Merger Consideration.

(c)               Company PRSU Awards. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company PRSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company PRSU that would vest at the higher of (i) 100% target performance level, multiplied by a fraction, the numerator of which shall be the number of calendar days from the first day of the Company PRSU’s performance measurement period to the Expiration Date and the denominator of which shall be the number of days in the Company PRSU’s performance measurement period, or (ii) the actual level of achievement of performance goals, calculated from the first day of the Company PRSU’s performance measurement period through the end of the calendar month immediately preceding the Expiration Date, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash from Parent or the Surviving Corporation equal to the Merger Consideration.

(d)               General. Prior to the Effective Time, the Company shall take any and all such actions as are necessary (under the Company Equity Incentive Plans, applicable award agreements, applicable Law or otherwise) to effect the foregoing provisions of this Section 3.7. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate amount payable to the holders of Company Compensatory Awards pursuant to the provisions of this Section 3.7 to an account or accounts identified by the Company prior to the Effective Time. The payments with respect to any Company Compensatory Awards shall, except as may otherwise be required with respect to Company Compensatory Awards by Section 409A of the Code, be made by the Surviving Corporation at, or within five (5) Business Days of, the Effective Time, without interest. All payments with respect to Company Compensatory Awards pursuant to this Section 3.7 shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding if required under applicable Tax Law.

(e)               Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP, including communicating with participants and prospective participants in the Company ESPP, to maintain the Company ESPP in accordance with its terms and applicable law and to provide that (i) after the date hereof there will be no new offering periods, no participant may increase his or her contribution levels, and no new participant will commence participation; and (ii) in all events, the Company shall terminate the Company ESPP prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 3.7(e).

Section 3.8.          Appraisal Rights.

(a)               Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.5.

(b)               The Company (i) shall give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal without the consent of Parent.

(c)               For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 3.9.          Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.10.      Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Company SEC Documents to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein, and excluding from the Company SEC Documents any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company) (provided that this clause (y) shall not apply to the representations and warranties set forth in Section 4.1 (Due Organization and Good Standing; Subsidiaries), Section 4.3 (Capitalization), Section 4.19 (Authority; Binding Nature of the Agreement), Section 4.20 (No Vote Required), Section 4.21 (Non-Contravention; Consents), Section 4.22 (Section 203 of the DGCL) and Section 4.24 (Brokers)), the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 4.1.          Due Organization and Good Standing; Subsidiaries.

(a)               The Company (i) is a corporation that is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Section 4.1(b) of the Company Disclosure Schedule identifies each of the Company’s Subsidiaries and indicates its jurisdiction of organization. Each such Subsidiary (i) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than transfer restrictions arising under applicable Law).

(c)               None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Acquired Companies or short-term investments.

Section 4.2.          Organizational Documents. The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company and each Subsidiary of the Company, and each as so made available is in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws, and none of its Subsidiaries is in material violation of its Organizational Documents. Neither the Company nor any of its Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3.          Capitalization.

(a)               The authorized capital stock of the Company consists of: (i) 117,500,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on September 25, 2020 (the “Capitalization Date”), (i) 34,502,648 shares of Company Common Stock were issued and outstanding, (ii) 4,262,061 shares of Company Common Stock were subject to issuance pursuant to Company Options, (iii) 987,485 shares of Company Common Stock were subject to issuance pursuant to Company RSUs, (iv) 47,242 shares of Company Common Stock were subject to issuance pursuant to Company PRSUs assuming target-level performance achievement and 70,864 shares of Company Common Stock are reserved for issuance under Company PRSUs assuming maximum-level performance achievement, (v) 158,085 shares of Company Common Stock were reserved and available for issuance under the Company ESPP, (vi) no shares of Company Common Stock were held by the Company as treasury shares and (vii) no shares of Company Preferred Stock were issued and outstanding.

(b)               Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a list of (i) all outstanding Company Options, including the grant date, the number of shares of Company Common Stock subject to each such award, and the exercise or purchase price per share, (ii) all outstanding Company RSUs, including the grant date, and the number of shares of Company Common Stock subject to each such award and (iii) all outstanding Company PRSUs, including the grant date, and the number of shares of Company Common Stock subject to each such award in the case of target level and maximum level performance achievement. Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, no Company Compensatory Awards are subject to Section 409A of the Code.

(c)               Except as set forth in the Company’s Certificate of Incorporation, and other than the Convertible Notes, as of the Capitalization Date, (i) none of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other securities. The maximum number of shares of Company Common Stock into which the Convertible Notes could be converted is 11,694,848.

(d)               Except for the Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)               Except as set forth in Sections 4.3(a) and (b) and except for the Convertible Notes, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)                All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

Section 4.4.          SEC Filings; Financial Statements.

(a)               All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC since January 1, 2018 (the “Company SEC Documents”) have been filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)               The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)               The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined by Rule 13a-15 or 15d-15 under the Exchange Act). Since January 1, 2018, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing requirements of NASDAQ.

(d)               None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(e)               As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(f)                Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2018, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g)               As of the date hereof, the Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet; (iii) liabilities to perform under Contracts entered into by the Acquired Companies in the ordinary course of business; (iv) liabilities incurred in connection with the Transactions; and (v) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.          Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement, the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice and, since and through such dates, there has not been any Company Material Adverse Effect.

Section 4.6.          Intellectual Property Rights.

(a)               Section 4.6(a) of the Company Disclosure Schedule lists all Patents, Marks and Copyrights included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the date of filing or issuance for each such item, and (iv) if applicable, the expiry dates for such registration and/or application. As of the date of this Agreement, to the Knowledge of the Company, no Company Registered IP is invalid or unenforceable, except for such exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The Company Intellectual Property is owned by the Acquired Companies free and clear of any Encumbrance, other than Permitted Encumbrances.

(c)               Section 4.6(c) of the Company Disclosure Schedule identifies, as of the date of this Agreement, (i) each Company Inbound License and (ii) each Company Outbound License.

(d)               The operation of the business of the Acquired Companies as currently conducted does not infringe or misappropriate any Intellectual Property owned by another Person, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing, against any of the Acquired Companies relating to any infringement or misappropriation of any Intellectual Property of another Person by any of the Acquired Companies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)               None of the Acquired Companies is subject to any judgment, order, writ, injunction or decree of any court or any Governmental Entity or any arbitrator, nor has any of the Acquired Companies entered into or is a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs the use of any material Company Intellectual Property.

(f)                No other Person is infringing or misappropriating any Company Intellectual Property or Intellectual Property exclusively licensed to the Acquired Companies under any Company Inbound License, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)               The Acquired Companies have taken commercially reasonable steps necessary to maintain the confidentiality of the material Trade Secret Rights held by any of the Acquired Companies, or purported to be held by any of the Acquired Companies, as a trade secret, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)               Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.6 shall constitute the only representations and warranties by the Company with respect to Intellectual Property matters.

(i)                 To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create any material Company Intellectual Property or Intellectual Property exclusively licensed to the Acquired Companies under any Company Inbound License, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Entity or institution obtaining ownership or other rights to such Intellectual Property.

Section 4.7.          Title to Assets; Real Property.

(a)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the tangible assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any liens or Encumbrances (other than Permitted Encumbrances).

(b)               None of the Acquired Companies owns any real property.

(c)               Section 4.7(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and the applicable Acquired Company which holds a leasehold interest in such Leased Real Property. The Company has made available to Parent a correct and complete copy of each lease or sublease with respect to each Leased Real Property and, as of the date hereof, each such lease or sublease for a Leased Real Property is valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any such lease or sublease, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing.

Section 4.8.          Contracts.

(a)               As of the date hereof, none of the Acquired Companies is a party to or is bound by any Contract:

(i)                 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)              pursuant to which any Acquired Company made or received payments of more than an aggregate of $1,000,000 during the fiscal year ended December 31, 2019 or is committed to make or entitled to receive payments of more than an aggregate of $1,000,000 during the fiscal year ending December 31, 2020;

(iii)            evidencing a commitment by an Acquired Company to make a future capital expenditure in excess of $1,000,000 that is not terminable by such Acquired Company upon notice of thirty (30) days or less without material penalty or liability;

(iv)             containing a covenant limiting the ability of any Acquired Company to compete or engage in any line of business or to compete with any Person in any geographic area that is not terminable by such Acquired Company upon notice of thirty (30) days or less without material penalty or liability;

(v)               relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by any Acquired Company in excess of $1,000,000 (excluding loans to wholly-owned Subsidiaries in the ordinary course of business consistent with past practice);

(vi)             that is a joint venture, partnership, strategic alliance, research and development project or similar arrangement that is material to the business of the Acquired Companies taken as a whole;

(vii)          that (A) is with any sole-source suppliers of material products or services, or (B) obligates the Company with respect to any “most favored nation” clauses, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, requirement to purchase substantially all of the output or production of a particular supplier, or (C) prohibits the Company or its Subsidiaries from acquiring products or services from any Person and, in each case of clause (B) and (C) is material to the Company;

(viii)        that is a Company Inbound License or Company Outbound License;

(ix)             that is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act; or

(x)               with any present or former officer, director or employee of any Acquired Company (other than employment related agreements or indemnification, confidentiality, assignment of invention, equity awards or similar types of agreements entered into in the ordinary course of business in connection with their engagement).

(b)               Each Contract of the type described above in this Section 4.8, whether or not set forth in Section 4.8 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing. The Company has made available to Parent complete and correct copies of all Material Contracts in effect as of the date hereof.

Section 4.9.          Compliance(a). The Company and its Subsidiaries are and, since January 1, 2018, have been in compliance with all Laws applicable to the Acquired Companies, and, since January 1, 2018, have not received any written notice alleging any violation with respect to any applicable Laws, except in each case as has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10.      Certain Business Practices.

(a)               Each of the Acquired Companies is and since January 1, 2018 has been in compliance with the Foreign Corrupt Practices Act of 1977 (including its provisions concerning maintaining accurate books and records and adequate internal controls), as amended, the U.K. Bribery Act and any other U.S. or foreign Law concerning corrupt payments applicable to any Acquired Company. Since January 1, 2018 through the date of this Agreement, none of the Acquired Companies has, to the Knowledge of the Company, been investigated by any Governmental Entity with respect to, and none of the Acquired Companies has been given written notice by a Governmental Entity of, any violation by any of the Acquired Companies of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign Law concerning corrupt payments. None of the Acquired Companies nor, to the Knowledge of the Company, any Company Associate authorized to act, and acting, on behalf of an Acquired Company has unlawfully paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Entity for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or controlled entity, and any known officer or employee of a public international organization, as well as any Person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(b)               Since January 1, 2018, none of the Acquired Companies, and, to the Knowledge of the Company, no director, officer, employee, consultant, or agent thereof (in each case acting for or on behalf of any Acquired Company) (i) is or has been a Sanctioned Person, (ii) has unlawfully transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; nor (iii) has been given notice by a Governmental Entity of any violation by any of the Acquired Companies of applicable Sanctions.

Section 4.11.      Legal Proceedings; Orders.

(a)               As of the date hereof, there is no Legal Proceeding pending or being overtly threatened in writing against the Acquired Companies that could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent copies of all material pleadings and other documents relating to all material Legal Proceedings pending against the Acquired Companies as of the date hereof, except those in respect of which the Company is entitled to attorney-client privilege.

(b)               As of the date hereof, there is no material Order applicable to the Acquired Companies under which any of them is subject to material ongoing obligations.

(c)               As of the date hereof, to the Knowledge of the Company, there is no pending, or overtly threatened, investigation by any Governmental Entity with respect to the Acquired Companies that could reasonably be expected to have a Company Material Adverse Effect.

Section 4.12.      Tax Matters.

(a)               The Acquired Companies have filed with the appropriate Governmental Entities all material Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Acquired Companies as shown to be due on such Tax Returns have been timely paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any material Tax Return other than customary extensions for which no approval is required. There are no Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.

(b)               The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all material amounts of Taxes payable by the Acquired Companies for taxable periods and portions thereof accrued through the date of such financial statements and since the date of such financial statements, neither no Acquired Company has incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by the Acquired Companies.

(c)               The Acquired Companies have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(d)               There is no dispute concerning any material Tax liability of the Acquired Companies raised by any Governmental Entity in writing to the Acquired Companies that is pending or remains unpaid and none of the Acquired Companies has received written notice of any threatened audits, or investigations relating to any material Taxes.

(e)               No claim has been made in writing or, to the Company’s Knowledge, otherwise, by a Governmental Entity in a jurisdiction where any of the Acquired Companies does not file Tax Returns of a certain type that any Acquired Company is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction.

(f)                None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(g)               There are no agreements relating to the allocating or sharing of Taxes, including Tax indemnity agreements, to which the Acquired Companies are a party other than customary agreements and contracts, the principal purpose of which is not related to Taxes.

(h)               No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(i)                 None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6, Section 1.1502-78 (or any similar provision of Law) as a transferee or successor, or by contract or otherwise.

(j)                 None of the Acquired Companies has been a “controlled corporation” or a “distributing corporation” in any distribution that was intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(k)               None of the Acquired Companies is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity with respect to Taxes, in each case, that could reasonably be expected to affect the liability for Taxes of any of the Acquired Companies following the Closing.

(l)                 Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.12 and Section 4.13 (to the extent it relates to Taxes) shall constitute the only representations and warranties by the Company with respect to Tax matters in this Agreement.

Section 4.13.      Employee Benefit Plans.

(a)               Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan (other than any employment agreement or offer letter that is terminable “at will” (or following a notice period imposed by applicable Law) without any contractual obligation on the part of any Acquired Company to make any severance, termination, change in control, or similar payment). With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (1) all documents embodying such Company Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (2) written descriptions of any Company Benefit Plans that are not set forth in a written document, (3) the most recent summary plan description for each applicable Company Benefit Plan, together with the summary or summaries of material modifications thereto, (4) the most recent determination or opinion letter issued by the IRS with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (5) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) and (6) each trust agreement and group annuity or insurance Contract and other funding or payment documents.

(b)               None of the Acquired Companies nor any of their respective ERISA Affiliates contributes to or has in the past six (6) years maintained, sponsored, contributed to, or had any obligation to maintain, sponsor or contribute to, or had any liability or obligation in respect of, any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any Multiemployer Plan, or any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(c)               Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has (i) received or is permitted to rely upon a favorable determination, advisory and/or opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or (ii) has pending or has time remaining in which to file, an application for such determination from the IRS.

(d)               (i) Each Company Benefit Plan (A) has been maintained in material compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code, (B) has been administered, funded, and to the extent applicable, the assets of such Company Benefit Plan have been invested, in all material respects, in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) no material litigation has commenced with respect to any Company Benefit Plan (other than routine claims for benefits) and no such litigation is threatened in writing; and (iii) there are no material governmental audits or investigations pending or threatened in writing in connection with any Company Benefit Plan. All contributions required to be made under each Company Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the Most Recent Balance Sheet.

(e)               Except as set forth in Section 4.13(e) of the Company Disclosure Schedules, or as provided in Section 3.7, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of any Acquired Company, (ii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code) or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of any Acquired Company (including those payable pursuant to Section 409A or 4999 of the Code), or (iv) entitle any current or former employee or officer of any Acquired Company to any severance pay, material unemployment compensation or any other material payment.

(f)                No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law. No Company Benefit Plan is maintained primarily for the benefit of employees based outside of the United States, and none of the Acquired Companies nor any of their respective ERISA Affiliates has at any time sponsored or contributed to, or had any obligation to sponsor or contribute to, or had any Liability or obligation in respect of, any such non-U.S. plan.

(g)               Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(h)               Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.13 shall constitute the only representations and warranties by the Company with respect to ERISA matters.

Section 4.14.      Labor Matters.

(a)               The Acquired Companies are in material compliance in all respects with all applicable Laws and Orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, immigration, classification and wages and hours, except as would not be material. Neither the Company nor any of its Subsidiaries is delinquent in any payments to their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its Subsidiaries in any material respect.

(b)               As of the date hereof, the employees of the Acquired Companies are not represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies for the purpose of forming or joining a labor union or works council. No strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies is ongoing or is being threatened in writing.

(c)               As of the date hereof, no material Legal Proceeding by any Company employee for unpaid wages, bonuses, commissions, unpaid overtime, child labor or record keeping violations is pending or, to the Knowledge of the Company, is threatened under the Fair Labor Standards Act, the Davis-Bacon Act of 1931, the Walsh-Healey Act of 1936 or the McNamara-O’Hara Service Contract Act of 1965, or any other Law. As of the date hereof, no discrimination, illegal harassment and/or retaliation Legal Proceeding by any Company employee is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies or any employee, officer or director of the Company under the 1964 Civil Rights Acts, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other federal labor or employment Law or comparable state fair employment practices act. To the Knowledge of the Company, no material wrongful discharge, retaliation, libel, slander or other Legal Proceeding by any Company employee that arises out of the employment relationship between the Acquired Companies and their respective employees is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies under any applicable Law.

(d)               Within the past two (2) years, none of the Acquired Companies has implemented or incurred any liability or obligation with respect to any plant closing or layoff of employees that (in either case) violated the WARN Act.

(e)               Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.14 shall constitute the only representations and warranties of the Company with respect to employment and labor matters.

Section 4.15.      Company Products.

(a)               The Company is and has been in compliance with all applicable laws administered or issued by FDA or any similar governmental entity, whether in the U.S. or abroad, including the FDCA, its implementing regulations, and all other Laws regarding developing, testing, manufacturing, marketing, distributing or promoting Company Products, or complaint handling or adverse event reporting, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)               For all marketed Company Products, the Acquired Companies possess all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal or state regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by FDA or any other federal or state agencies or bodies engaged in the regulation of drugs, pharmaceuticals, or biohazardous materials, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, the Company has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither any Acquired Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any by any other Governmental Entity under any similar Law, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. Neither any Acquired Company nor any of its officers, employees or, to the Knowledge of the Company, contractors or agents is the subject of any pending or, to the Knowledge of the Company, threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither the Company nor any of its officers, employees or, to the Knowledge of the Company, its contractors or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither the Company nor any of its officers, employees or to the Knowledge of the Company, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

(c)               For all Company Products that are currently being marketed, the Company and its Subsidiaries are in compliance with all Laws related to governmental payment and procurement programs, including programs under Medicare, Medicaid, TRICARE, and CHAMPVA, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and have not received any written notice of any alleged non-compliance therewith. Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, none of the Acquired Companies is engaged in or the subject of termination proceedings as to any federal healthcare programs, nor has it received written notice that its current participation in any governmental payment and procurement program is subject to any contest, termination or suspension.

Section 4.16.      Environmental Matters(a). Except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Acquired Companies is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws and possesses and is in compliance with all Environmental Permits; (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies; and (iii) to the Knowledge of the Company, none of the Acquired Companies has released any Hazardous Materials at, on, under or from any property currently or formerly owned or leased by the Acquired Companies in an amount or manner which would reasonably be expected to result in material liability to any Acquired Company under Environmental Law. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.16 shall constitute the only representations and warranties of the Company with respect to environmental matters.

Section 4.17.      Insurance. From January 1, 2018 through the date hereof, none of the Acquired Companies has received any communication notifying the Company of any (a) premature cancellation or invalidation of any material insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (b) written denial of any material claim under any material insurance policy held by the Acquired Companies or (c) material increase in the amount of the premiums payable with respect to any material insurance policy held by the Company that has not already gone into effect. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.18.      Privacy and Data Security. Each of the Acquired Companies has complied with all applicable Privacy Laws relating to privacy of Personal Information regarding data subjects (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers and pharmacists) that interact with any of the Acquired Companies in connection with the operation of the Acquired Companies’ business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have complied with each of their respective written and published policies and procedures concerning the privacy and security of Personal Information (the “Privacy Policies”), except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Acquired Companies by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

Section 4.19.      Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (b) determined that the Transactions, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that this Agreement will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer (such Company Board Recommendation not having been rescinded, modified or altered in any way, as of the date hereof). Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.20.      No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, no stockholder votes or consents are needed to authorize this Agreement or to consummate the Transactions.

Section 4.21.      Non-Contravention; Consents. Except, in the case of the following clauses (b) and (c), as would not have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock by Merger Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Company of any Law applicable to the business of any Acquired Company; or (c) require any consent, cause a default, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit of any Acquired Company, under any Material Contract. Except as may be required by the Exchange Act, the DGCL, the listing requirements of NASDAQ, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22.      Section 203 of the DGCL. Assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, the Company Board has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger.

Section 4.23.      Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based on and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the Offer Price to be paid to the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion shall be provided to Parent solely for informational purposes after receipt thereof by the Company.

Section 4.24.      Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co. LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of any Acquired Company.

Section 4.25.      Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, and the Debt Financing Borrower represents and warrants solely with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.6, 6.14 and 6.15, as follows that:

Section 5.1.          Due Organization and Good Standing. Each of Parent, Merger Sub and the Debt Financing Borrower is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the jurisdiction of its organization, has full corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2.          Legal Proceedings; Orders.

(a)               There is no Legal Proceeding pending (or, to the knowledge of Parent, being overtly threatened) against Parent or Merger Sub that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

(b)               There is no Order to which Parent or Merger Sub is subject that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions. There is no Order against the Debt Financing Borrower or its subsidiaries that would prevent or materially delay the consummation of the Debt Financing or the ability of the Debt Financing Borrower to fully perform its respective covenants and obligations pursuant to the Commitment Letters and this Agreement.

(c)               No investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or, to the knowledge of Parent, is being overtly threatened, other than any investigation that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the Transactions.

Section 5.3.          Authority; Binding Nature of Agreement.

(a)               Parent and the Debt Financing Borrower have the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has (i) determined that the Transactions, including the Offer and the Merger, are in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the Debt Financing Borrower and performance of their obligations hereunder and the consummation by Parent and the Debt Financing Borrower of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and the Debt Financing Borrower, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Parent or the Debt Financing Borrower are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and the Debt Financing Borrower and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent and the Debt Financing Borrower, enforceable against Parent and the Debt Financing Borrower in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)               Merger Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared this Agreement and the Transactions, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Merger Sub are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement, other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4.          Non-Contravention; Consents. Except for violations and defaults that would not adversely affect Parent’s, Merger Sub’s or the Debt Financing Borrower’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions, the execution and delivery of this Agreement by Parent, Merger Sub and the Debt Financing Borrower, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent, Merger Sub or the Debt Financing Borrower; (ii) cause a violation by Parent, Merger Sub or the Debt Financing Borrower of any Law applicable to Parent, Merger Sub or the Debt Financing Borrower; or (iii) cause a default on the part of Parent, Merger Sub or the Debt Financing Borrower under any Contract. Except as may be required by the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, none of Parent, Merger Sub, nor the Debt Financing Borrower nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent, Merger Sub or the Debt Financing Borrower or the consummation by Parent, Merger Sub or the Debt Financing Borrower of any of the Transactions, except where the failure to make any such filing or obtain any such consent would not adversely affect or materially delay Parent’s, Merger Sub’s or the Debt Financing Borrower’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 5.5.          Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the three (3) years preceding the date hereof, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three (3) years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6.          Financing.

(a)               Parent has provided the Company with true and correct copies of the Equity Commitment Letter and Debt Commitment Letter, any side letters related to the Commitment Letters and any fee letter related to the Debt Commitment Letter (the “Debt Financing Fee Letter”); provided, that in the case of the Debt Financing Fee Letter, fee amounts and commercially sensitive economic terms and “market flex” provisions, none of which (x) impose or permit the imposition of any different or additional conditions, or expand or modify or permit the expansion or modification of any of the existing conditions, to the consummation of the Debt Financing or (y) would or would reasonably be expected to reduce the aggregate amount of the Debt Financing available to Parent, Merger Sub or the Debt Financing Borrower at the Offer Closing or the Closing below the amount necessary to fund the Required Amount (after taking into account the Equity Financing and any available cash of Parent, the Company and their respective Subsidiaries) or affect the availability of the full amount of the Debt Financing at the Offer Closing and the Closing necessary to fund the Required Amount (after taking into account the Equity Financing), may have been redacted to the extent required by the Debt Commitment Letter. Assuming (i) the satisfaction or waiver of the conditions expressly set forth herein to Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger and (ii) that the Financing is funded or invested at the Offer Closing and the Closing in accordance with the Debt Commitment Letter and the Equity Commitment Letter, as applicable, Parent will have, and will cause Merger Sub to have, at the Offer Closing and the Closing (as applicable), the funds necessary (both before and after giving effect to any exercise of “market flex”) to (x) consummate the Offer, the Merger and the other Transactions, including payment in cash of the aggregate Offer Price at the Offer Closing and the aggregate Merger Consideration at the Closing, (y) make the payments pursuant to Section 3.7 and (z) pay all related fees, discounts and expenses (collectively, the “Required Amount”). The only conditions precedent related to the obligations of the Guarantors to fund the full amount of the Equity Financing and the Debt Financing Sources to fund the full amount of the Debt Financing are those expressly set forth in the Equity Commitment Letter and the Debt Commitment Letter, respectively. The Commitment Letters are (x) legal, valid and binding obligations of the Debt Financing Borrower and, to the Knowledge of Parent, each of the other parties thereto, (y) enforceable in accordance with their respective terms against the Debt Financing Borrower and, to the Knowledge of Parent, each of the other parties thereto, in each case except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, and (z) as of the date of this Agreement, in full force and effect (except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity). As of the date hereof, the commitments and agreements contemplated by each Commitment Letter have not been withdrawn, terminated, repudiated, rescinded, supplemented or otherwise amended or modified in any respect, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date hereof). As of the date hereof, neither Parent, the Debt Financing Borrower nor, to the Knowledge of Parent, any Debt Financing Source named therein, is in breach of any of the terms or conditions set forth in the Debt Commitment Letter or the Debt Financing Fee Letter, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Debt Commitment Letter on the part of Parent, the Debt Financing Borrower or, to the Knowledge of Parent, any Debt Financing Source named therein. The Commitment Letters and the Debt Financing Fee Letter constitute the entire and complete agreement among the parties thereto with respect to the transactions contemplated thereby and the financing for the Transactions, and, except as expressly set forth in each Commitment Letter, (i) there are no conditions precedent to the obligation of the Financing Sources to fund the Financing in an amount necessary to fund the Required Amount, and (ii) there are no side letters or contracts to which Parent, the Debt Financing Borrower or Merger Sub is a party relating to the Transactions that would permit the Financing Sources to reduce the total amount of the Financing below the amount necessary to fund the Required Amount or impose any different or additional conditions, or expand or modify any of the existing conditions, to the availability of all or any portion of the Financing necessary to fund the Required Amount. Parent and the Debt Financing Borrower have fully paid any and all commitment fees or other fees required to be paid in connection with the Financing on or prior to the date hereof. As of the date hereof, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing necessary to fund the Required Amount (after taking into account available cash of Parent, the Company and their respective Subsidiaries) will not be made available to Parent at the Offer Closing and the Closing (as applicable) in order to consummate the Transactions.

(b)               Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.7.          Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

Section 5.8.          Information in Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9.          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Acquired Companies could be liable.

Section 5.10.      Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions. There are no actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.      Stockholder, Labor and Employee Matters. As of the date hereof, neither Parent nor Merger Sub has, directly or indirectly: (a) entered into any employment agreement, or made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any of the Company’s stockholders, directors, officers or employees (in their capacity as such), or any other Contract with such Persons relating to this Agreement, the Merger or any of the other Transactions; (b) offered employment to any of the Company’s stockholders, directors, officers or employees; (c) had discussions with any of the Company’s stockholders, directors, officers or employees regarding the future terms of their employment after the Closing; or (d) sold, or offered to sell, any direct or indirect equity interest in the Company, Parent or any of its Affiliates to any of the Company’s stockholders, directors, officers or employees.

Section 5.12.      Competing Businesses. None of Parent or any of its Affiliates owns any interest in any Person that (a) derives a portion of its revenues from products or (b) is developing products, technologies, intellectual property or other know-how in the same product markets in which the Acquired Companies operate (including the development of products, medicines, therapies, devices, and scientific technologies to treat, remedy, modify, correct, or otherwise address the health of patients in the areas of hematology and maternal and women’s health), that would reasonably be expected to have an adverse effect on the ability of Parent to consummate the Transactions in a timely manner in accordance with the terms hereof.

Section 5.13.      Limited Guarantee; Solvency. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantee of the Guarantors, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee and the other obligations specified therein, up to the aggregate amount set forth therein (the “Limited Guarantee”). The Limited Guarantee is (a) a legal, valid and binding obligation of the Guarantors, (b) enforceable against the Guarantors in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles, and (c) in full force and effect. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantors under the Limited Guarantee. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either their present or future creditors. Assuming satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger, the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4, then the Debt Financing Borrower and its Subsidiaries, on a consolidated basis, will be Solvent as of the Offer Closing and the Closing and immediately after giving effect to all of the Transactions, including the payment of the Required Amount.

Article 6
COVENANTS

Section 6.1.          Interim Operations of the Company. The Company agrees that, during the period from the date hereof through the earlier of the Acceptance Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be necessary or appropriate to carry out the Transactions, (v) as may on the advice of outside counsel be required to facilitate compliance with any Law or Contract, or (vi) as required by the rules or regulations of NASDAQ, (x) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course; provided that the parties agree that the Company and its Subsidiaries may continue any changes in their respective business practices adopted prior to the date hereof to address and adapt to the coronavirus (COVID-19) pandemic and the Company may take such further actions as it deems reasonably advisable or necessary to (A) protect the health and safety of the Company’s or Company Subsidiary’s employees, suppliers, customers and other individuals having business dealings with the Company or any Subsidiary of the Company or (B) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, and (y) the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(a)               amend the Company Certificate of Incorporation, the Company Bylaws or the Organizational Documents of any of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b)               (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (x) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, consistent with past practice, and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards that are outstanding on the date hereof, (ii) split, combine or reclassify any capital stock of the Acquired Companies, or (iii) purchase, redeem or otherwise acquire any Company securities, except for (x) acquisitions of shares of Company Common Stock by the Company in satisfaction of the applicable exercise price and/or withholding taxes with respect to any Company Compensatory Awards that are outstanding on the date hereof or granted in a manner not in violation of this Agreement, and (y) the acquisition of Convertible Notes deemed to occur upon conversion thereof in accordance with their terms;

(c)               (i) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance (other than transfer restrictions arising under applicable Law) or dispose of any Company securities, other than (w) the issuance of shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards outstanding as of the date hereof or granted not in violation of this Agreement, in accordance with the terms of the applicable Company Compensatory Award, (x) the issuance of Company securities required to be made pursuant to the terms of the Company ESPP, or (y) the delivery of shares of Company Common Stock upon conversion of Convertible Notes in accordance with their terms, or (ii) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d)               adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(e)               except to the extent required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement that is not then out of compliance with applicable Law, (A) adopt, establish, enter into, terminate, amend or modify any material Company Benefit Plan, (B) increase the base compensation payable or to become payable to the Company’s employees at the Vice President level or above, (C) grant or amend any award under any Company Benefit Plan (including any equity or equity-based compensation), or remove or modify existing restrictions in any Company Benefit Plan or awards made thereunder, (D) enter into any employment, change in control, severance, separation, retention or similar agreement with the Company’s employees or service providers (other than ordinary course offer letters and related confidentiality, assignment of invention agreements and similar agreements ancillary to employment not prohibited by clause (F) below), or enter into any consulting agreement other than in the ordinary course of business that is not terminable on less than thirty (30) days’ notice without penalty, (E) take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Company Benefit Plan or otherwise, (F) hire any employee at the Vice President level or above or terminate the employment of any such employee, other than for cause (as determined by the Company in its reasonable discretion consistent with past practice) or due to such employee’s death or disability or (G) make any material determination under any Company Benefit Plan that is inconsistent with the Company’s ordinary course of business or past practice;

(f)                acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions of assets or rights in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $100,000;

(g)               enter into any joint venture or strategic alliance, or similar long-term business combination, arrangement or agreement;

(h)               enter into any long-term license, supply or distribution agreement, in each case with an expected annual cost or revenue to the Company in excess of $250,000 and which cannot be terminated on less than thirty (30) days’ notice without penalty;

(i)                 sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of any Intellectual Property assets, material assets or material properties except (i) pursuant to existing Contracts or commitments specified in the Company Disclosure Letter, (ii) non-exclusive licenses of Intellectual Property assets to its customers, contractors, partners or suppliers in the ordinary course of business consistent with past practice, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, or (iv) Permitted Encumbrances;

(j)                 change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents;

(k)               (x) incur or assume any long-term or short-term indebtedness for borrowed money, except in respect of indebtedness owing by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice, or (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for indebtedness of borrowed money of any other Person (other than another Acquired Company in the ordinary course of business consistent with past practice);

(l)                 enter into, modify in any material respect or voluntarily terminate any Material Contract or any Contract that would have constituted a Material Contract if in effect on the date of this Agreement (provided that the Company shall be permitted to renew any Contract so long as such renewal is on substantially the same terms as currently in place);

(m)             take any action (other than consummation of the Merger) that would reasonably be expected to result in an adjustment to the Conversion Rate (as defined in and pursuant to the Indenture) for the Convertible Notes; or

(n)               make inconsistent with past practice, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous provision of state, local or foreign Law) with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Law, surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability) or enter into any Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than customary agreements and contracts, the principal purpose of which is not related to Taxes); or

(o)               authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies in the ordinary course of business consistent with past practice. If reasonably requested by Parent, the Company will upon or shortly before the Acceptance Time use its commercially reasonable efforts to convert its marketable securities into cash in a manner and timing reasonably acceptable to the Company.

Section 6.2.          No Solicitation.

(a)               The Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall not authorize or instruct its Company Representatives to, and shall use its reasonable best efforts to cause its Company Representatives not to:

(i)                 solicit, initiate, or knowingly facilitate or encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii)              furnish any non-public information regarding the Company to any Person, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, for the purpose of facilitating or encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii)            engage or participate in or continue any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (it being understood that the foregoing shall not prohibit the Company or the Company Representatives from making such Person aware of the restrictions of this Section 6.2 in response to the receipt of an Acquisition Proposal or Acquisition Inquiry or clarifying the terms of any such Acquisition Proposal or Acquisition Inquiry);

(iv)             terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which the Company or any of its Subsidiaries is a party and that contains a “standstill” provision;

(v)               enter into any Alternative Acquisition Agreement or any Contract requiring the Company to abandon, terminate or fail to consummate the Transactions; or

(vi)             resolve or agree to take any of the foregoing actions.

(b)               Notwithstanding the foregoing clause (a) or anything else to the contrary contained in this Agreement, in response to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (i) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take the actions set forth in clauses (x), (y) and/or (z) below with respect to such Acquisition Proposal would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders, then (x) the Company and its representatives may engage in discussions or negotiations with the Third Party that has made such Acquisition Proposal (and such Third Party’s representatives), (y) if such Third Party executes or has executed an Acceptable Confidentiality Agreement, the Company may provide such Person (and such Person’s representatives) with information concerning the Company and its Subsidiaries and/or (z) the Company may decline to enforce, or may waive, any standstill or similar provision in effect on September 10, 2020. Prior to or concurrent with providing any material non-public information to any such Third Party, the Company shall make such material non-public information available to Parent (to the extent such material non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(c)               The Company shall, and shall direct and use reasonable efforts to cause all Company Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or Acquisition Inquiry, and shall immediately terminate “data room” access to all such Third Parties and their advisors.

(d)               If the Company receives an Acquisition Proposal or an Acquisition Inquiry, then the Company shall promptly (and in no event later than forty-eight (48) hours after receipt of such Acquisition Proposal or Acquisition Inquiry), notify Parent in writing of its receipt of such Acquisition Proposal or Acquisition Inquiry, which notification shall include (i) the identity of the Third Party making such Acquisition Proposal or Acquisition Inquiry (unless such disclosure is prohibited by the terms of a confidentiality agreement with such Third Party in effect on September 10, 2020), and (ii) the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry (including copies of any material documents relating thereto (or reasonable summaries thereof if providing copies thereof is prohibited by the terms of a confidentiality agreement with such Third Party in effect on September 10, 2020), and shall thereafter keep Parent reasonably informed of any material change to the terms of any such Acquisition Proposal or Acquisition Inquiry.

(e)               Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (or any substantially similar communication); provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) communicating with any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 6.2 and/or to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 2.3(d).

Section 6.3.          Filings; Other Action.

(a)               Each of the Company, Parent and Merger Sub shall: (i) promptly (and, with respect to any filings under the HSR Act, in no event later than the date that is five (5) Business Days after the date hereof) use reasonable best efforts to make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the HSR Act, any other applicable Antitrust Laws, the Exchange Act and other applicable Law with respect to the Offer and the Merger; (ii) use commercially reasonable efforts to obtain all other consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions. Without limiting the generality of the foregoing, each of Parent and Merger Sub (A) shall promptly use its best efforts to provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other Transactions and (B) shall use its reasonable best efforts to promptly take, and to cause its Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Entity in connection with the Transactions as soon as possible, but in any event no later than ten (10) Business Days prior to the End Date.

(b)               Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Law, each party hereto shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c)               Subject to the timing deadlines referenced above in Section 6.3(a), in the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Offer or the Merger or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other Transactions, Parent and Merger Sub shall take any and all reasonable actions to resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other Transactions.

(d)               Neither Parent nor Merger Sub shall, nor shall they permit their Subsidiaries or direct or indirect related parent companies to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Offer or the Merger or the other Transactions or otherwise not complying with the requirements of this Section.

Section 6.4.          Access. Upon reasonable advance written notice, the Company shall afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Companies’ books and records and, during such period, the Company shall, and shall instruct any Company Representatives to, furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; (d) violate any Law; or (e) materially interfere with the conduct of the Acquired Companies’ business; and provided further that any such access shall be afforded and any such information shall be furnished at Parent’s expense. No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating. All information obtained by Parent and its representatives pursuant to this Section 6.4 shall be treated as confidential information of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 6.5.          Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6.          Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided that (i) a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of NASDAQ if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company will not be obligated to engage in such consultation with respect to communications that are (A) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (B) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.7.          Other Employee Benefits.

(a)               For a period of not less than twelve (12) months after the Closing Date (or, if earlier, the date of termination of the relevant employee), Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who is employed as of immediately prior to the Effective Time (each, a “Continuing Employee”) with (i) base salary or base hourly wage rate (as applicable) no less favorable than those provided to such Continuing Employee prior to the Effective Time, (ii) cash target bonus and in the case of field-based employees only, cash target incentive compensation opportunity (excluding retention, change in control and equity-based compensation), if any, that are substantially comparable in the aggregate to those provided to Continuing Employees immediately prior to the Effective Time, (iii) retirement and welfare benefits (excluding any severance benefits, post-employment health benefits, post-employment welfare benefits and defined benefit pension and nonqualified deferred compensation plans), that are substantially comparable in the aggregate to (A) those provided to Continuing Employees immediately prior to the Effective Time or (B) those provided to employees of Parent or its applicable Subsidiaries, as determined by Parent in its sole discretion.

(b)               Parent shall, or shall cause the Surviving Corporation to, unless prohibited by applicable Law, give, or use commercially reasonable efforts to cause to be given, to Continuing Employees credit for purposes of eligibility to participate (other than any defined benefit pension, post-employment health benefits or post-employment welfare benefits plan), vesting and, with respect to vacation, paid-time off and other leave benefits only, determining level and accrual of benefits under employee benefit plans, programs or policies maintained by Parent or the Surviving Corporation and in which such employees participate after the Effective Time, for such employees’ service prior to the Closing with the Company or any of its Subsidiaries, to the same extent recognized by the Company and its Subsidiaries prior to the Effective Time.  Such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)               From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable best efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Effective Time; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.7(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.

(d)               Parent shall cause the Surviving Corporation to honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Acquired Companies and in effect on the date of this Agreement (as listed in Section 6.7(d) of the Company Disclosure Schedule, the “Assumed Employee Arrangements”); provided, for the avoidance of doubt, that nothing in this Section 6.7(d) shall be deemed to prevent Parent or the Surviving Corporation from terminating or severing any employees from and after the Closing in its sole discretion. Parent hereby acknowledges that the consummation of the Offer constitutes a “change of control” or a “change in control” (or a term of similar import) for purposes of any Company Benefit Plan that contains a definition of “change of control” or “change in control” (or a term of similar import), as applicable, including under the Assumed Employee Arrangements. Outstanding cash bonuses pursuant to the Company’s annual bonus plan, the Assumed Employee Arrangements or any incentive compensation plan for field-based employees with respect to service during the 2020 calendar year, as in effect immediately prior to the date hereof and listed in Section 6.7(d) of the Company Disclosure Schedule (including the amounts payable pursuant to such annual bonus plan and incentive compensation plan), shall be paid to Company employees who participate in such plans to the extent provided in Section 6.7(d) of the Company Disclosure Schedule.

(e)               The Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plans”), effective not later than the Business Day immediately preceding the Acceptance Time. The Company or its applicable Subsidiary shall provide Parent with evidence that such Company 401(k) Plans have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and approval by Parent). The Company shall take (or cause to be taken) such other actions in furtherance of terminating such 401(k) Plans as Parent may reasonably require and Parent shall take all necessary and legally permissible actions to direct its or one of its Affiliate’s defined contribution plan to accept the rollover by any participant of the Company 401(k) Plan of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from or outstanding loans under the Company 401(k) Plans.

(f)                Upon Parent’s reasonable request from time to time prior to Closing, the Company shall, a reasonable period of time following receipt of such request (but in no event more than five (5) Business Days following such request), provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations.

(g)               Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.

Section 6.8.          Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9.          Indemnification; Directors’ and Officers’ Insurance.

(a)               For six (6) years after the Acceptance Time, Parent shall, or shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in respect of any acts, errors or omissions occurring on or before the Acceptance Time, including in respect of the Transactions, covering each such person currently covered by the Company’s directors’ and officers’ liability insurance, fiduciary liability insurance and employment liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date hereof for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall, and shall cause the Surviving Corporation to, maintain policies of insurance that, in Parent’s and the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Acceptance Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from any acts, errors or omissions that occurred on or before the Acceptance Time, including in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)               From and after the Acceptance Time, the Surviving Corporation shall: (i) indemnify and hold harmless each individual who at the Acceptance Time is, or at any time prior to the Acceptance Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that, if required by applicable Law, the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.9(b), such undertaking to be unsecured, interest-free and made without reference to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Acceptance Time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Acceptance Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.9(b) and an Indemnified Party commences a suit which results in a determination that Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable fees and expenses of legal counsel) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c)               If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d)               The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.9). Parent and the Surviving Corporation jointly and severally agree to pay or advance, upon written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 6.9.

Section 6.10.      Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11.      Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Transaction Litigation. The Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties to defend any Transaction Litigation.

Section 6.12.      Convertible Notes.

(a)               Parent and/or the Merger Sub will be permitted, at their option, to commence and conduct, in accordance with the terms of the Indenture, one or more offers to purchase and (if it so elects) to conduct a consent solicitation (a “Debt Offer”) with respect to the outstanding Convertible Notes. If the Parent and/or Merger Sub elect to conduct a Debt Offer, Parent shall provide the Company with drafts of the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, if applicable, effectiveness) of any Debt Offer shall be expressly conditioned on the satisfaction of the conditions to the Closing or the acceptance for purchase of the Convertible Notes by Parent or Merger Sub, and the Company shall reasonably cooperate with Parent and Merger Sub to cause any such Debt Offer to close on the Closing Date. For the avoidance of doubt; the consummation of a Debt Offer shall not be a condition to Closing. If the Parent and/or Merger Sub elect to conduct a Debt Offer, (i) the Debt Offer shall be conducted in compliance with the Indenture and applicable Law, including all SEC rules and regulations, and (ii) the Company shall, and shall cause its Subsidiaries and their respective Company Representatives to use their reasonable best efforts to, provide all cooperation reasonably requested by Parent in connection with any Debt Offer, at the sole expense of Parent.

(b)               Subject to the receipt of any requisite consents, the Company shall execute a supplemental indenture to the Indenture in accordance with the Indenture, amending the terms and provisions of the Indenture as described in the Debt Offer Documents as reasonably requested by Parent or Merger Sub, which supplemental indenture shall become operative no earlier than the Closing Date or the acceptance for purchase of the Convertible Notes by Parent or Merger Sub, and shall use commercially reasonable efforts to cause the Trustee to enter into such supplemental indenture prior to or substantially simultaneously with the Closing as determined by Parent; provided, however, that in no event shall the Company or any of its officers, directors or other Company Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that is not permitted under applicable Law or would become operative prior to the Closing Date or the time of acceptance for purchase of the Convertible Notes by Parent or Merger Sub. The Company shall use its, and shall cause its Company Representatives to use their, commercially reasonable efforts to, provide all cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures referred to in the immediately preceding sentence, at the sole expense of Parent. If requested by Parent, the Company shall use its commercially reasonable efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 6.12(b) to the extent such legal opinion is required to be delivered prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion with respect to a Debt Offer that in the opinion of the Company, its legal counsel or the Trustee does not comply with applicable Laws or the Indenture, or an opinion with respect to financing by Parent or Merger Sub.

(c)               Prior to the Effective Time, the Company shall take all actions required by the Indenture to be performed by the Company as a result of the execution and delivery of this Agreement and the consummation of the Transactions, including the giving of any notices that may be required in connection with the Convertible Notes and the delivery to the Trustee of any certificates, opinions, documents or instruments required to be delivered to the Trustee, in each case, in connection with the Transactions or otherwise required pursuant to the terms of the Indenture as reasonably determined by Parent. Following the Effective Time, if any Convertible Notes remain outstanding, Parent shall cause the Surviving Corporation to (at Parent’s sole expense) take all actions required by the Indenture to be performed by the Company as a result of the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the giving of any notices that may be required in connection with the Convertible Notes, the delivery to the Trustee of any certificates, opinions, documents or instruments required to be delivered to the Trustee in connection with such transactions or otherwise required pursuant to the terms of the Indenture.

(d)               Parent agrees to hold harmless and reimburse the Company, its Subsidiaries and their respective Company Representatives from and for all costs, expenses and liabilities such Persons may incur for actions taken at the direction or request of Parent or its representatives in connection with any Debt Offer, except to the extent incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries and their respective Company Representatives, and such Company Representatives shall be express third party beneficiaries of this sentence, and Parent’s obligation in this sentence shall survive any termination or expiration of this Agreement.

Section 6.13.      Delisting of Company Common Stock. The Surviving Corporation shall cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.14.      Financing(a). Parent, Merger Sub and the Debt Financing Borrower shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Commitment Letters, including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) satisfy on a timely basis and in any event no later than the Closing Date all conditions applicable to Parent, Merger Sub and the Debt Financing Borrower under the Debt Commitment Letter, (iii) comply at all times with its obligations under the Commitment Letters to the extent constituting a condition to the availability of funds thereunder, (iv) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letter (or on other terms that, with respect to conditionality, are no less favorable to Parent, Merger or the Debt Financing Borrower than the terms contained in the Debt Commitment Letter), (v) enforce its rights under the Commitment Letters and (vi) consummate the Debt Financing at or prior to the Closing Date. Upon the reasonable written request of the Company (or its counsel), Parent shall promptly (and in any event within two (2) Business Days following such written request) inform the Company and its counsel in reasonable detail of the current status of the Debt Financing and the status of Parent’s efforts to obtain the Debt Financing. Without limiting the foregoing, Parent shall promptly (and in any event within one (1) Business Day following becoming aware thereof) notify the Company in writing if at any time prior to the Closing Date Parent becomes aware of (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would or would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter of which Parent becomes aware that would, or would reasonably be expected to, result in Debt Financing in the amount necessary to fund the Required Amount (after taking into account the Equity Financing) not being available at Closing, (B) the receipt, on or prior to the Closing Date, of any written notice or other written communication from any Debt Financing Source with respect to any actual breach, default, termination or repudiation by any party to the Debt Commitment Letter that would, or would reasonably be expected to, result in Debt Financing in the amount necessary to fund the Required Amount (after taking into account the Equity Financing) not being available at Closing or (C) if for any reason Parent believes in good faith that Parent or the Debt Financing Borrower will not be able to obtain on or prior to the Closing Date all or any portion of the Debt Financing in the amount necessary to fund the Required Amount (after taking into account the Equity Financing and any available cash of Parent, the Company and their respective Subsidiaries). Upon the reasonable written request of the Company, Parent shall promptly (and in any event within two (2) Business Days following such written request) provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (A), (B) or (C) of the immediately preceding sentence. Parent, Merger Sub and the Debt Financing Borrower shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, restatement, amendment and restatement, supplement or modification to be made to the Commitment Letters (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date hereof)- if such termination, amendment, restatement, amendment and restatement, supplement, modification or waiver would (A) reduce the aggregate amount of the Financing such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount (after taking into account available cash of Parent, the Company and their respective Subsidiaries), (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) at the Offer Closing and at the Closing or (C) adversely impact the ability of Parent, Merger Sub and the Debt Financing Borrower to enforce its rights against other parties to the Commitment Letters. Parent shall promptly (and in any event within two (2) Business Days following receipt) deliver to the Company copies of any amendment, restatement, amendment and restatement, replacement, supplement or other modification to, or waiver of any provision under, the Debt Commitment Letter or the Debt Financing Fee Letter. In the event that the Debt Financing necessary to fund the Required Amount (after taking into account the Equity Financing and any available cash of Parent, the Company and their respective Subsidiaries) will not be available to Parent and the Debt Financing Borrower in accordance with the terms of the Debt Commitment Letter, Parent shall promptly (and in any event within one (1) Business Day following the occurrence thereof) notify the Company in writing and, prior to the termination of this Agreement in accordance with Article 8 hereto, use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate as promptly as practicable following the occurrence of any such financing failure event, alternative debt financing (the “Alternative Financing”), including from alternative sources in an amount sufficient to fund the Required Amount (after taking into account the Equity Financing and any available cash of Parent, the Company and their respective Subsidiaries) as promptly as possible following the occurrence of such event, which Alternate Financing will not include terms and conditions that are less favorable to Parent or the Debt Financing Borrower than those contained in the Debt Commitment Letter and Debt Financing Fee Letter (determined after giving effect to all amendments and other modifications permitted pursuant to the “market flex” provisions of the Debt Financing Fee Letter as if such amendments and other modifications had been implemented to the maximum extent permitted thereunder). It is understood and agreed that (i) if Parent is required to proceed with any Alternative Financing, Parent shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing and (ii) such Alternative Financing shall not, without the prior written consent of the Company, (A) be less than the aggregate amount of the Debt Financing necessary to fund the Required Amount (after taking into account the Equity Financing and any available cash of Parent, the Company and their respective Subsidiaries) (determined after giving effect to all amendments and other modifications permitted pursuant to the “market flex” provisions of the Debt Financing Fee Letter as if such amendments and other modifications had been implemented to the maximum extent permitted thereunder), (B) impose new or additional conditions to the consummation of the Debt Financing other than those expressly set forth in the Debt Commitment Letter delivered on the date hereof or otherwise expand any of the conditions to the consummation of the Debt Financing set forth therein or (C) otherwise expand, amend or modify any provision applicable under the Debt Commitment Letter in a manner that would not be permitted pursuant to Section 6.14(a). In the event that Alternative Financing is obtained, Parent shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Commitment Letter” shall include the “Alternative Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Financing.

(b)               Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.14 will require, and in no event will the reasonable best efforts of Parent, the Debt Financing Borrower or Merger Sub be deemed or construed to require, Parent, the Debt Financing Borrower or Merger Sub to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees materially in excess of what it was obligated to pay under the original Debt Commitment Letter (determined after giving effect to all amendments and other modifications permitted pursuant to the “market flex” provisions of the Debt Financing Fee Letter as if such amendments and other modifications had been implemented to the maximum extent permitted thereunder).

Section 6.15.      Financing Assistance(a).

(a)      During the period from the date hereof through the earlier of the Closing Date or the date of termination of this Agreement, the Company shall use reasonable best efforts to provide, and shall cause its Subsidiaries and use reasonable best efforts to cause their respective Company Representatives to provide, in each case at Parent’s sole expense, such cooperation as may be reasonably requested in writing (which, for purposes of this Section 6.15 may be through email) by Parent in connection with the arrangement of the Debt Financing, including using reasonable best efforts to: (i) furnish pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing and customarily required for completion of similar financings; (ii) upon reasonable notice and at reasonable times and locations, participate in a reasonable number of conference calls and presentations with prospective lenders (which may be telephonic meetings) and otherwise cooperate with the marketing efforts for any of the Debt Financing; (iii) provide Parent and the Debt Financing Sources with all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and the requirements of 31 C.F.R. §1010.230; and (iv) execute and deliver any guarantee, pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing (including intellectual property), which guarantee, pledge, security documents, definitive financing documents or other certificates or documents shall only be effective at Closing. Notwithstanding anything to the contrary in this Section 6.15(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements; (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments; (3) description of all or any portion of the Financing, including any “description of notes”; (4) risk factors relating to all or any component of the Financing; (5) other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act; or (6) any financial or other information not readily available or prepared in the ordinary course of business of the Company at the time requested by Parent (the foregoing clauses (1) through (6) is referred herein as “Excluded Information”).

(b)               Notwithstanding anything in Section 6.15(a) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere (in the judgment of the Company) with the business or the operations of the Company or its Subsidiaries, (ii) nothing in this Section 6.15 shall require cooperation to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Debt Financing, (B) conflict with, or violate, the Company’s and/or any of its Subsidiaries’ organization documents, material contractual obligations or any applicable Law, (C) cause any Offer Condition or condition to the Closing set forth in Article VII to not be satisfied or (D) cause any breach of this Agreement, (iii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Commitment Letters or the Financing prior to the Effective Time or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Commitment Letters, the Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Parent or Merger Sub, (iv) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, certificate, document or instrument with respect to the Financing that is not contingent upon the Closing and the directors and managers of the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of such Person on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (v) disclosure of any confidential information to the Debt Financing Sources shall be made subject to the acknowledgment and acceptance by such Debt Financing Source that such information is being disseminated on a confidential basis in accordance with the customary market standards for dissemination of such type of information and (vi) Parent, Merger Sub and the Debt Financing Borrower agree to use their commercially reasonable efforts to maintain attorney-client privilege. The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the debt financing contemplated by the Debt Commitment Letter; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company’s or the Company’s Subsidiaries’ reputation or goodwill or any of their respective products, services, offerings or intellectual property rights.

(c)               Parent agrees to indemnify, hold harmless and reimburse the Company, its Subsidiaries and their respective Company Representatives prior to the Closing or the termination of this Agreement (and thereafter, promptly upon demand and in each case directly to the applicable Company Representative) from and for all costs, expenses, fees, losses, damages, claims, judgments, fines, penalties, interest, awards and liabilities such Persons may incur in connection with the Debt Financing and the performance of their respective obligations under this Section 6.15 and the provision of any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries) (including reasonable and documented costs and expenses of counsel and advisors), except to the extent incurred as a result of the gross negligence or willful misconduct of the Company, its Subsidiaries and their respective Company Representatives, and such Subsidiaries and Company Representatives shall be express third party beneficiaries of this sentence, and Parent’s obligation in this sentence shall survive any termination or expiration of this Agreement.

Article 7
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1.          Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment the Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2.          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Article 8
TERMINATION

Section 8.1.          Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a)               by mutual written consent of the Company and Parent at any time prior to the Acceptance Time;

(b)               by Parent or the Company upon prior written notice to the other, if the Acceptance Time has not occurred by 11:59 p.m., Eastern Time, on January 28, 2021 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c)               by Parent or the Company upon prior written notice to the other at any time prior to the Acceptance Time if there shall be any Law (other than an Order, which is addressed below) enacted after the date hereof and remaining in effect that makes the acceptance for payment of, or the payment for, Company Common Stock tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger, or any court of competent jurisdiction or other Governmental Entity shall have issued a final and non-appealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(d)               by Parent or the Company upon prior written notice to the other if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Merger Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e)               by Parent upon prior written notice to the Company at any time prior to the Acceptance Time if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 2.3(d), of the Company’s intention to make a Change in Recommendation in advance of making a Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation); provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless the notice of termination pursuant to this Section 8.1(e) is delivered by Parent to the Company within five (5) Business Days following the occurrence of the event giving rise to Parent’s right to terminate this Agreement pursuant to this Section 8.1(e);

(f)                by the Company prior to the Acceptance Time upon prior written notice to Parent in connection with the Company Board making a Change in Recommendation in response to a Superior Proposal in order to enter into an Alternative Acquisition Agreement, if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 2.3(d) with respect to such Superior Proposal;

(g)               by Parent upon prior written notice to the Company at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of any of the conditions set forth in clauses “2(c),” “2(d)” and “2(e)” of Annex I to exist; provided, however, notwithstanding anything to the contrary, the covenant set forth in Section 6.15 shall be deemed satisfied unless (x) the Debt Financing has not been obtained primarily as a result of the Company’s material breach of its obligations under Section 6.15, (y) Parent provided to the Company written notice of such breach within two (2) Business Days of first becoming aware of such breach and (z) the Company failed to cure such breach within four (4) Business Days after such notice is received by the Company; provided, further, however, that, for purposes of this Section 8.1(g), if such a breach is curable by the Company within twenty (20) Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if Parent, Merger Sub or the Debt Financing Borrower is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h);

(h)               by the Company upon prior written notice to Parent at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent, Merger Sub or the Debt Financing Borrower shall have occurred, in each case if such breach or failure prevents or would reasonably be expected to prevent Parent, Merger Sub or the Debt Financing Borrower from consummating the Offer, the Merger or any other Transactions; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by Parent within twenty (20) Business Days of the date the Company gives Parent written notice of such breach and Parent is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g);

(i)                 by the Company upon prior written notice to Parent if Merger Sub fails to commence the Offer in accordance with Section 2.1 on or prior to the tenth (10th) Business Day following the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement that has been the proximate cause of, or resulted in, Merger Sub’s failure to commence the Offer in accordance with the terms of this Agreement; or

(j)                 by the Company, if each of the following conditions is satisfied: (i) on the Expiration Date (disregarding any extension pursuant to Section 2.1(f), but, for the avoidance of doubt, after giving effect to all other extensions thereof), all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but which conditions would be capable of being satisfied if the Expiration Date were the date of the Company’s delivery of the Company’s Notice), (ii) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within two (2) Business Days following the Expiration Date, (iii) the Company has delivered written notice (the “Company’s Notice”) to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 8.1(j) if Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer by one minute after 11:59 p.m. Eastern Time on the fourth (4th) Business Day following the date of the Company’s delivery of the Company’s Notice (or such shorter period of time as remains prior to one minute after 11:59 p.m. Eastern Time on the End Date; the shorter of such periods, the “Failure Notice Period”), (iv) Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer prior to the expiration of the Failure Notice Period and (v) at all times during the Failure Notice Period, the Company stood ready, willing and able to consummate the Transactions.

Section 8.2.          Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Article 1 and the applicable definitions elsewhere in this Agreement, the last sentence of Section 6.4(a), Section 6.12(d), Section 6.15(c), Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) subject in all respects to the limitations set forth in this Section 8.2, Section 8.3, Section 9.12 and Section 9.15, the termination of this Agreement shall not relieve any party from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration all relevant matters) determined to be damages of such party arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b) and, with respect to any such liabilities of Parent and Merger Sub, to Section 8.3(c).

Section 8.3.          Expenses; Termination Fees.

(a)               Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated. For the avoidance of doubt, (i) Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable Antitrust Laws, and (ii) the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other Transactions.

(b)               If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), (B) following the date hereof and prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement) and (C) the Company consummates an Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as 50% for purposes of this clause (i)) within nine (9) months after such termination or the Company enters into a definitive agreement within nine (9) months after such termination to effect an Acquisition Proposal, which Acquisition Proposal is subsequently consummated; (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then in the case of each of clauses (i) through (iii), the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $16.25 million (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 8.3(b), within two (2) Business Days after the consummation of the transactions contemplated by such Acquisition Proposal, (y) in the case of clause (ii) of the preceding sentence of this Section 8.2(b), within two (2) Business Days following termination of this Agreement and (z) in the case of clause (iii) of the preceding sentence of this Section 8.3(b), substantially concurrently with a termination of this Agreement under Section 8.1(f) (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day). Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Offer and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(c)               If this Agreement is validly terminated by the Company (i) pursuant to Section 8.1(h) or Section 8.1(i), and the material breach or failure to perform by Parent or Merger Sub or the failure to commence the Offer within the time period specified in Section 2.1(a), as the case may be, is the primary reason for the failure of the Offer Closing or Closing to be consummated, or pursuant to Section 8.1(j), or (ii) if Parent shall terminate this Agreement pursuant to Section 8.1(b) and at such time the Company could have terminated this Agreement pursuant to Section 8.1(h), Section 8.1(i) or Section 8.1(j), then, if the Company so elects, Parent shall pay or cause to be paid to the Company a termination fee of $30.0 million (the “Parent Termination Fee”). Any Parent Termination Fee shall be paid, within two (2) Business Days of the date of the Company’s termination of the Agreement, by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, the Parent Termination Fee shall be payable only once and not in duplication even though the Parent Termination Fee may be payable under one or more provisions hereof. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated by the Company because of a Debt Failure, or if the Company elects to receive the Parent Termination Fee under other circumstances where the Parent Termination Fee is payable pursuant to this Section 8.3(c), the Parent Termination Fee (including, without duplication, the Company’s right to enforce the Limited Guarantee with respect thereto, in accordance with the terms thereof, and receive the Parent Termination Fee from the Guarantors to the extent payable thereunder), shall be the sole and exclusive remedy of the Company and its Subsidiaries against the Parent Related Parties or the Debt Financing Sources Related Parties for all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties or the Debt Financing Sources Related Parties shall have any further liability relating to or arising out of this Agreement or the Transactions, except that Parent and Merger Sub (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 6.12(d), Section 6.15(c), Section 8.2, Section 8.3(a) and Section 8.3(d). Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in any case where the Parent Termination Fee is or would be payable because of a Debt Failure or where the Company otherwise elects to receive the Parent Termination Fee, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with this Agreement or otherwise, of the Parent Related Parties collectively (including monetary damages for breach, whether willful, intentional, unintentional or otherwise) (i) under this Agreement or any other Transaction Document, (ii) in connection with the failure of the Offer, Merger or the other Transactions to be consummated, or (iii) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Documents, will not exceed under any circumstances an amount equal to (x) the Parent Termination Fee , plus (y) the amounts, if any, due and owing under Section 6.12(d), Section 6.15(c) and Section 8.3(d), plus (z) the reimbursement of any other expenses explicitly required pursuant to this Agreement (collectively, the “Maximum Liability Amount”), and in no event will the Company, its Affiliates or any of the Company Representatives seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Liability Amount set forth in this Section 8.3(c). For the avoidance of doubt, nothing in this Section 8.3(c) limits the Company’s right to pursue specific performance as provided in (but subject to the limitations of) Section 9.12.

(d)               The Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) and any reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent and its Affiliates in connection with enforcing its rights under this Section 8.3(d). In the event that Parent shall fail to pay or cause to be paid the Parent Termination Fee when due, the Company shall be entitled to receive interest on such unpaid Parent Termination Fee, commencing on the date that the Parent Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) and any reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with enforcing its rights under this Section 8.3(d).

Article 9
MISCELLANEOUS PROVISIONS

Section 9.1.          Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2.          Waiver(a). No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3.          No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Acceptance Time. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time.

Section 9.4.          Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future expenses, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 9.5.          Applicable Law; Jurisdiction. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

Section 9.6.          Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void provided that Parent may assign all or any portion of its rights to any of its Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest therein or otherwise assigning as collateral security in respect of the Debt Financing. Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock and Company Compensatory Awards immediately prior to the Effective Time) and Section 6.9 (which, from and after the Acceptance Time, shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature; provided, however, that the Company shall be entitled and have the right to pursue and recover damages in accordance with the terms of this Agreement in the name of and on behalf of its stockholders in the event of any breach by Parent or Merger Sub of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by Parent and Merger Sub.

Section 9.7.          Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by facsimile transmission or email (provided confirmation of facsimile transmission or email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Covis Group S.á r.l.

2, avenue Charles de Gaulle

L-1653 Luxembourg, Grand Duchy of Luxembourg

Attention: Michael Porter, CEO

Email: [*]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: David K. Lakhdhir

Facsimile: +1 (212) 492-0030

Email: dlakhdhir@paulweiss.com

if to the Company (prior to the Merger), to:

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA 02451

Attention: Scott Myers

Facsimile: +1 (617) 649-1654

Email: [*]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Stuart M. Cable

Jacqueline Mercier

Lillian Kim

Facsimile: +1 (617) 649-1409

Email: scable@goodwinlaw.com; JMercier@goodwinlaw.com;

LKim@goodwinlaw.com

Section 9.8.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9.          Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10.      Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11.      Disclosure. Nothing contained in this Agreement shall be deemed to limit the ability of the Company or the Company Board to make any disclosure if the Company Board (or a committee thereof) determines in good faith (after consultation with counsel) that failure to do so would create a material risk of either (a) a breach by the Company Board of its fiduciary duties to the holders of Company Common Stock or (b) a violation of any Law.

Section 9.12.      Specific Performance.

(a)               The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that, subject to Section 9.12(b), the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it to enforce its rights under the Equity Commitment Letter) in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.12(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or (except as provided in Section 8.3(c)) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.12(a) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.12 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.12 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

(b)               Notwithstanding Section 9.12(a), it is explicitly agreed that the right of the Company or any Affiliate or stockholder thereof to enforce or seek an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s, Merger Sub’s obligation (i) to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or (ii) to fund the Offer Price or the Merger Consideration or (iii) to cause the Acceptance Time to occur and to effect the Offer Closing and the Closing (but, for the avoidance of doubt, not the right of the Company to seek an injunction, specific performance or other equitable remedies for any other reason) will be subject to the following conditions: (A) all of the Offer Conditions have been satisfied or waived (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to the fulfillment or waiver of such Offer Conditions at the Acceptance Time), including any deemed satisfaction or waiver of the Offer Conditions pursuant to Section 2.1(f)), (B) the Debt Financing shall have been funded in accordance with the terms of the Debt Commitment Letter or the Debt Financing Sources shall have irrevocably confirmed in writing that the Debt Financing will be funded in accordance with the terms thereof at the Offer Closing and at the Closing if the Equity Financing is funded at the Offer Closing and at the Closing; provided, that Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Offer or the Merger, as applicable, if the Debt Financing is not in fact funded at the Offer Closing or the Closing (other than as a result of a material breach by any of the Covis Parties of any of their representations, warranties or covenants set forth in Section 5.6 or Section 6.14), as applicable, (C) the Company shall have irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then it would take such actions required of it by this Agreement to cause the consummation of the Offer and the Closing to occur and (D) Parent or Merger Sub shall have failed to consummate the applicable Transactions within two (2) Business Days after delivery of the Company’s irrevocable written confirmation. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, while the Company may, subject in all respects to Section 8.2, Section 8.3(c), Section 9.12(b) and Section 9.15 (including, in each case, the limitations set forth therein and herein), pursue both a grant of specific performance in accordance with (but subject to the limitations of) this Section 9.12 and the payment of the Parent Termination Fee, if, as and when available pursuant to Section 8.3(c), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance under this Section 9.12(b) that results in the Closing, on the one hand, and the payment of the Parent Termination Fee and any amounts as and when due, pursuant to Section 8.3(d), on the other hand, or (2) both payment of any monetary damages whatsoever from Parent or Merger Sub pursuant to an Order or settlement arising in connection with any Legal Proceeding initiated by the Company for matters related to this Agreement, on the one hand, and payment of any of the Parent Termination Fee and any amounts as and when due, pursuant to Section 8.3(d), on the other hand.

Section 9.13.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14.      Debt Financing Sources.

(a)               Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and its Affiliates hereby: (i) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (a “Debt Financing Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and hereby irrevocably submits itself and its property with respect to any such Debt Financing Action to the exclusive jurisdiction of such court, and such Debt Financing Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing (including the Debt Commitment Letter) that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Debt Financing Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing (including the Debt Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process in any Debt Financing Action shall be effective if notice is given in accordance with the procedures set forth in Section 9.7, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Debt Financing Action in any such court with respect to any Debt Financing Action involving any Debt Financing Sources Related Party, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law, trial by jury in any Debt Financing Action involving any Debt Financing Sources Related Party, as the case may be, in any way arising out of or relating to, this Agreement, the Debt Financing (including the Debt Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (vi) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the agreements in this Section 9.14, and such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended, modified or waived in any way that is adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

(b)               The Debt Financing Sources Related Parties will not have any liability to the Company, or its Subsidiaries, or any of their respective controlled Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (other than, after giving effect to the Closing, the Company in respect of the agreements contemplated by the Debt Financing and/or the Debt Commitment Letter to which it is a party). Prior to the Closing, the Company shall not be entitled to directly enforce any rights under the Debt Commitment Letter, which rights shall only be permitted to be enforced by Parent (or its applicable Affiliate).

Section 9.15.      Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder (including the Financing) or under any other Transaction Document will be sought or had against any other Person, including any Related Party and any Debt Financing Sources Related Party, and no other Person, including any Related Party and any Debt Financing Sources Related Party, will have any liabilities (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2, Section 8.3(c), Section 8.3(d), Section 9.12 and this Section 9.15) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against each Guarantor (and their legal successors and assigns of their obligations hereunder) under, and pursuant to the terms and conditions of the Limited Guarantee, (iii) against each Guarantor for specific performance of its obligation to fund its committed portions of the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter, or (iv) against the Company, Parent, Merger Sub and the Debt Financing Borrower solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, no Parent Related Party or Debt Financing Sources Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing. This Section 9.15 is subject to, and does not alter the scope or application of, Section 9.12.

Section 9.16.      Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)               Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e)               All references in this Agreement to “$” are intended to refer to U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Covis Group S.à r.l.
a Luxembourg corporation

By:	/s/ Michael Porter
Name: Michael Porter
Title: Class A Manager

By:	/s/ Xavier Rouviere
Name: Xavier Rouviere
Title: Class B Manager

Covis Mergerco Inc.
a Delaware corporation

By:	/s/ Michael Porter
Name: Michael Porter
Title: President

Covis Finco S.À r.l., solely with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.6, 6.14 and 6.15, a Luxembourg corporation

By:	/s/ Michael Porter
Name: Michael Porter
Title: Class A Manager

By:	/s/ Xavier Rouviere
Name: Xavier Rouviere
Title: Class B Manager

AMAG Pharmaceuticals
a Delaware corporation

By:	/s/ Scott Myers
Name: Scott D. Myers
Title: President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex I

Conditions of the Offer

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1)       Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to irrevocably accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless:

(i) there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)), represent one more than 50% of the sum of (x) the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer, plus (y) the aggregate number of shares of Company Common Stock then issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such shares have not yet been issued to such exercising holders of Company Options), it being understood that Company Compensatory Awards cancelled in accordance with Section 3.7 shall not be included in such calculation, plus (z) the aggregate number of shares of Company Common Stock issuable to holders of Convertible Notes from which the Company has received valid notices of conversion to shares of Company Common Stock in accordance with the Convertible Notes prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Convertible Notes) (such condition, the “Minimum Condition”) and

(ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated.

(2)       In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

Annex I - 1

(a)       the Agreement shall have been terminated in accordance with its terms;

(b)       any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger;

(c)       (i) the representations and warranties of the Company set forth in the Agreement that are qualified by reference to Company Material Adverse Effect shall not have been true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the Agreement that are not qualified by reference to Company Material Adverse Effect (other than the representations and warranties set forth in Section 4.3(a) (Capitalization), Section 4.19 (Authority; Binding Nature of Agreement), Section 4.23 (Opinion of Financial Advisor) and Section 4.24 (Brokers)) shall not have been true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); provided, however, that the condition set forth in this clause (2)(c)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, shall not have resulted in a Company Material Adverse Effect that has not been cured prior to the Expiration Date; (iii) the representations and warranties set forth in Section 4.19 (Authority; Binding Nature of Agreement), Section 4.23 (Opinion of Financial Advisor) and Section 4.24 (Brokers) shall not have been true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); or (iv) the representations and warranties set forth in Section 4.3(a) (Capitalization) shall not have been true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except for de minimis inaccuracies;

(d)       the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured prior to the Expiration Date;

(e)       the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)(c) and (2)(d) have been satisfied as of immediately prior to the Expiration Date; or

Annex I - 2

(f)       since the date of the Agreement, there shall have occurred and be continuing any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Except for the Minimum Condition and condition “2(a)” above, the foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and provided further that any such waiver by Parent, Merger Sub and/or the Company shall be subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I - 3